Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:	MEDIA CONTACT:
William M. Bambarger, Jr.	Tonya Bacon
Chief Financial Officer	Strategic Communications Group
Integral Systems, Inc.	Phone: 301-408-4500 Ext. 1085
Phone: 301-731-4233, Ext. 1244	tbacon@gotostrategic.com
Fax: 301-731-3183
www.integ.com

Integral Systems Announces Stock Split

Board approves stock split to be effected as stock dividend

of Integral Systems Inc. common stock

LANHAM, Md., August 13, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Integral Systems, Inc. (Nasdaq: ISYS) (the “Company”) today announced that the Board of Directors has approved and declared a stock split. The stock split will be effected in the form of a stock dividend, for which one share of common stock will be distributed for each one share of common stock issued and outstanding to holders as of the close of business on the record date of August 25, 2008. The additional shares of common stock will be distributed to the Company’s stockholders by Registrar & Transfer Co., the Company’s transfer agent, on September 5, 2008. The Company expects that its outstanding common stock will begin to trade on a post-adjusted basis on Nasdaq on September 8, 2008.

As of August 1, 2008, there were 8,555,367 shares of common stock issued and outstanding, and approximately 1,360,780 shares of common stock reserved for issuance under the Company’s equity incentive and stock purchase plans.

About Integral Systems

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported more than 205 different satellite missions for communications, science, meteorological, and earth resource applications. Integral Systems was the first company to offer an integrated suite of Commercial-Off-the-Shelf (COTS) software products for satellite command and control: the EPOCH Integrated Product Suite (IPS) product line. EPOCH IPS has become the world market leader in commercial applications with successful installations on five continents.

Through its wholly-owned subsidiary, SAT Corporation, Integral Systems provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc., subsidiary, Integral Systems also provides software for equipment monitoring and control to satellite operators, broadcasters, and telecommunications firms. Integral

Systems’ RT Logic subsidiary builds telemetry processing systems for military applications, including tracking stations, control centers, and range operations. Integral Systems’ Lumistar, Inc., subsidiary provides system- and board-level telemetry acquisition products. Integral Systems has approximately 500 employees working at its headquarters in Lanham, MD, and at other locations in the U.S. and Europe. For more information, visit http://www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.